Exhibit 10.2


                    LIFE ENERGY AND TECHNOLOGY HOLDINGS, INC


                  Alternative Energy Provider and Developer of
                 the Revolutionary Biosphere Process System(TM)

                                [GRAPHIC OMITTED]


Joint Venture Proposals and Corporate Synopsis presented to the Al Jumahiriyah al Arabiyah al Libiyah ash Shabiyah al Ishtirakiyah al Uzma by Dr. Albert Reynolds, Chairman of the Board of Directors Life Energy & Technology Holdings Inc. & DR. KENNETH D. KAUNDA Member Advisory Board Life Energy & Technology Holdings Inc.


The Proposal - that LETH establish Joint Ventures in the Great Socialist People's Libyan Arab Jamahiriya.


1. LETH and Libya would like to establish a Joint Venture in Libya to assemble the Biosphere Process(TM) System and thereafter to deploy the Libyan Assembled Biosphere Process(TM) Systems throughout Africa, to create an educational revolution even in the remotest parts of Africa, by providing electricity generated locally from all manner of waste and raw materials.

2. LETH and Libya would like to establish a Joint Venture in Libya to follow the deployment of the Libyan Assembled Biosphere Process(TM) Systems throughout Africa with the provision of computers and teaching aids to African schools to improve internet access, educational opportunity and sanitary health care.

3. LETH and Libya would like to establish a Joint Venture in Libya to which Joint Venture the Government would agree to grant certain oil and gas concessions, to drive this enterprise forward.

4.   LETH  will  supply  the most  modern  technology  for the  manufacture  and
     assembly  of  this  waste  to  energy   system,   which  is  already  being
     manufactured by LETH in

     Russia and the United States. LETH to provide for technology transfer from Russia and the United States to Libya.

5. As this Concept & Proposal seem interesting to the Libyan Government, we will meet with them for more detailed discussions. The Biosphere(TM)and EcoTechnology(TM)

Life Energy's primary focus is to use our proprietary technology: the Biosphere Process(TM) and EcoTechnology(TM), to become a leader in the micro-power generation and environmental infrastructure market.

Life Energy's unique EcoTechnology creates electricity by destroying waste in a cost- effective manner without polluting the environment. The Biosphere Process creates electricity by gasifying traditional and non-traditional waste materials and/or fossil fuels using extremely high temperatures. This process is done in a limited-oxygen environment thereby significantly limiting emissions.

Potential Markets

Life Energy's technology can potentially unlock numerous large niche markets. There is an urgent worldwide need for cost-effective renewable energy sources and a corresponding need to solve critical problems in the disposal of waste. Life Energy's EcoTechnology, an economically feasible and commercially rewarding solution to a global problem, represents essential humanitarian benefits for both present- day and future economic and environmental needs.



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


Marketing the Biosphere System and Revenues

Life Energy will sell the Biosphere System primarily through joint venture partners and will own an ample stake in many of those partnerships. Life Energy's principal revenues will come through a number of sources:

* Sale of the Biosphere System to a join venture partner or through Life Energy's associate, Green Energy Management, Inc.
* Long term placement of the biosphere systems will generate long term annual revenues from profits through the joint venture partnerships.
* A segment of the Biosphere buyers will pay annual fees to maintain the units.
*    Annual contracts from tipping fees for taking waste streams.
*    Annual sales of electricity to the national or local grid.
*    Sales of by-products and recyclables
*    Electricity Sales

Electricity sales will be Life Energy and Life Energy's partners' largest market. Renewable energy, such as the type generated by the Biosphere, could help to alleviate the energy crises and increase national security by reducing the dependence on imported fossil fuels. Although fossil fuels remain an important source of energy, renewable energy and other non-traditional energy sources can serve an increasingly important function in meeting domestic consumption demands.

The Energy Information Administration (EIC), a branch of the Department of Energy has published in 1999 a national average of kW hour prices. These prices range to a high of 11 cents per KW hour to a low of 4 cents per KW hour depending on the specific geographic area in the U.S. The EIC has given a national average as quoted below.

"Because of inherent efficiencies in large volume purchases, industrial customers generally realize lower electricity prices than residential and commercial customers. In 1999, industrial customers paid an average 4.43 cents per kilowatt hour (kWh), while residential and commercial customers paid an average 8.16 cents per kWh and 7.26 cents per kWh, respectively." (http://www.eia.doe.gov/cneaf/electricity/page/fact_sheets/r etailprice.html)

                              Tipping Fees on Waste

A magazine article written for WasteAge.com titled, Tipping through Time and authored by Ed Repa on Nov 1, 2002 stated, "The average national tipping fee in 2002 was $33.70 per ton, an increase of almost 5 percent from the 2000 survey." (http://www.wasteage.com/ar/waste_tipping_time/)

                                 Other Revenues

Government and private enterprise has paid and continues to be willing to pay to safely dispose waste. Continued possible side benefits include the sale of IRS
Section 29 Non-conventional Fuel Credits (http://www.irs.gov/pub/irs-drop/n-99-18.pdf), as well as:

* Landfill Gas Options
* Landfill Gas Credits
* Green Energy Credits
* Biomass Tax Credits

                           About the Biosphere Process

The Biosphere Process starts when a waste stream is introduced into the Biosphere Chamber. The waste stream is subjected to at least 3,000 (degree) Fahrenheit and is turned into gas under a low oxygen/negative atmosphere environment. This process is continually monitored using a sophisticated proprietary computerized system. Because of the very limited amount of oxygen injected into the Biosphere, few toxins are produced.





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


There are a number of compelling reasons for using this unique technology:

* It disposes waste both efficiently and cost effectively while not polluting the environment.
* It can perform as its own electric sub station, hooking directly into an electric grid.
*    The unit is transportable (It can be situated on two tractor trailers).
* It meets all Environmental Air Emissions Standards including EPA, UN, EU, and Kyoto Accords.
*    There is a continuous independent monitoring of emissions and production.
*    Waste streams do not need to be separated prior to gasification.

                             Potential By-products

Using the gasification process for the disposal of waste, the machine can be adjusted to also produce:

* Electricity (5 to 7 tons of waste per hour which can equal 5,000 or more per KW hour)
* Condensation of H2O from waste can produce as much as 5,000 gallons per hour of Potable water to World Health Standards
* Production of inert and environmentall safe ash that can be used as a road base or a cement additive
* Production of carbon black, the major ingredient used in the printing and cosmetics industries * Metal recycling

                                 Waste Disposal

The Biosphere Process assists in solving global waste problems by converting waste materials into clean, green electricity.

The Biosphere Process can convert a variety of wastes into energy including:

*    Municipal Solid Waste
*    Automobile and Truck Tires
*    Petroleum and Polychlorinated Biphenyl (PCB) Waste
*    Agricultural Surpluses, animal waste o Animal Parts Waste and Effluents
*    Industrial Waste
* Sour or Wet Natural Gas without refining * Medical & Hazardous Waste * Chemical and Biological Waste
*    Soil-contaminated Waste
*    Land Fill Reclamation
* Traditional Fossil Fuels, including sulfur contaminated coal and untreated Shale Oil
* Petroleum drilling waste such as oil- contaminated Top Soil, Drill Cuttings and Oil-contaminated Ground Water

                                Power Generation

The power generation facility of the Biosphere Process efficiently  utilizes the
waste  streams  provided  by  urban  areas,  industry,   medicine,   along  with
agriculture and medical solid waste to manufacture electricity.

Using solid waste as a fuel source saves money for municipalities and other generators of waste by providing economically and environmentally-friendly methods of waste disposal.

                                 Waste-to-Energy

Electrical Energy. The New Book of Popular Science. 2000 edition, Grolier Incorporated, 1998 states that, "A kilowatt-hour is the electrical energy consumed in one hour at the constant rate of one kilowatt. The average household in the United States uses about 8,900 kilowatt-hours of electricity each year."

Using that as a premise one Biosphere unit's estimate of electric production equals 4,921 American households while disposing of a minimum of 43,800 tons of waste per year.




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


                               Pollution Control

Since the Biosphere Process is a gasification system that works under minimal oxygen conditions; it is ecologically and economically superior to traditional incinerators.

                              The Biosphere Process

Through continually computerized monitoring, the waste in the Biosphere Process is subjected to temperatures seldom attained by other systems--heat of at least 3,000(degree) F. The heat virtually turns the waste into a gas. This is unlike a typical incineration method because the waste destruction is constantly controlled in a "starved oxygen environment," thereby it emits virtually no contaminants or pollutants. The resulting emissions are far below the acceptable regulatory levels.

To date, the atmospheric emissions from the Biosphere Process will surpass all known or pending atmospheric pollution laws in Europe, the Americas, and C.I.S. The Process will also meet or beat all Kyoto Accord guidelines.

                              Incineration Process

An incinerator's pollution output is directly linked to the lack of control of oxygen being delivered to the system, and therefore the incinerator emits dioxins, such as COx, SOx, and NOx. When a Biosphere Process System is used, these problems are eliminated because the Biosphere Process is a "starved oxygen" gasifier. Put simply: controlled oxygen equals predictable emissions and virtually no dioxins.

In a typical incineration process, all of the oxidation and combustion of the waste material usually takes place in a single chamber that has a comparatively low temperature of 800 to 1200 (degree) Fahrenheit. This method of combustion results in the creation of many contaminants requiring the installation and maintenance of expensive post reactive pollution controls. Therefore the incineration method of waste disposal results in millions of tons of toxic dioxide gasses, ash, and other toxins, such as mercury escaping into the atmosphere.

                          Biosphere Extraction Options

Life Energy's philosophy is to recover as many profitable by-products for reuse, depending on the demands in the local economy. The Biosphere Processing System can reclaim many valuable resources:

*    Pozzolanic Ash
     Pozzolanic ash is the residue collected from the Biosphere System. It has several commercial uses, including use as a road base and as a material for making concrete block. When included in cement mix, the ash provides iron oxide, silica, and alumina that considerably strengthen the cement; doing so avoids the cost of purchasing these additives separately.

*    High-Alloy  Steel  Wire
     High-alloy steel wire extracted from used tires typically contains titanium or vanadium and is a cost-effective alternative to purchasing these materials separately when creating a steel melt that requires their inclusion.

*    Carbon Black
     Because of the unique design of the Biosphere System, every Biosphere facility that disposes tires can produce extremely high-quality carbon black. Carbon black is an important filler in the rubber industry and next to titanium dioxide; it is the most important pigment in printing inks, toners, single-ply roofing, paints, and plastics.

*    Electricity
     The Biosphere System produces 5 megawatts of electricity an hour which is enough to generate enough power to supply about 5,000 households annually.

                            Environmental Acceptance

A government agency has done an environmental report called, The Definitive Biosphere Process Systems Emissions Test Report on the Biosphere Process Systems. This study has been completed by the Bord na Mona, Environmental Limited, (an Irish Environmental Testing Agency). The Biosphere unit passed all required standards showing that The Biosphere Process System meets and exceeds the environmental standards set by World Bank and European Community.

Life Energy recently completed an independent "Operational Report" on a Biosphere Process System located in the Middle East. The Biosphere unit in this report has been operational for over 18 months by the Medical Center, a member of GEOMED Holdings Group in association with the Center of High- Technologies "MEDICINA", Ltd, in Russia. The GEOMED performed an operational examination and evaluation on the Biosphere Process System, (Serial number Kuwat/2001/1). The evaluation concluded that the Biosphere Process System was in good working order, showed no damage to the system during its operation; and all environmental systems were still 100% effective.

                             Testing after Assembly

Once assembled, each Biosphere Process System will be independently tested by Tetra Tech EM, Inc. or other equally experienced Environmental organizations, ensuring that the Process meets and exceeds the requirements of the newest EPA regulations, the newest European Union regulations, and all appropriate operations and emissions standards in any of Life Energy's client's jurisdictions.

Tetra Tech EM, Inc. and Green Energy Management, Inc., an equity partner of Life Energy, are now in the process of obtaining Louisiana Department of
Environmental Quality (DEQ) permitting for the Biosphere Process System in Louisiana.

                               Government Support

The co-generation of the electric industry is being assisted by many of the new regulations world wide. The United States government has mandated this as part of the new Energy Bill (http://energy.senate.gov/legislation/energybill2003/ energyb ill2003.cfm).

Pressure has also been put on the U.S. government to require that a certain amount of all the energy produced in the continental United States must be generated from a renewable source. Other bills also exist that seek to promote technical advancement in the disposal of waste and the creative generation of electricity. If passed, these types of bills will provide new tax incentives and/or other incentives that could provide an additional revenue source to Life Energy and Technology Holdings, Inc. and its joint venture partners.

                            Restructuring of Industry

The restructuring of the electric power industry in the United States is transforming the historically monopolistic industry into one that will have increased competition in its generation and retail sales components. This transformation will change the way electricity is priced, traded, and marketed in the United States.

Over the past 40 years, U.S. retail electricity customers have seen two distinct trends in nominal electricity prices--prices that, until now, have traditionally remained unadjusted for the effects of inflation:

* High construction costs and increased fuel prices contributed to increasing retail electricity prices in the 1970s and 1980s.

* Improved operating efficiencies, reduced construction costs, and other factors have resulted in a somewhat leveling of nominal electricity prices in the 1990s, but the push for a National Grid System can radically upset the current system.



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


                                  Recyclables

Most recycling businesses fail due to insecurity in the recoverable markets. Therefore, Life Energy has elected to concentrate only on the readily extractable front-end products (Pozzolanic ash, steel wire, carbon black, and electricity; where profitable) with the balance of the waste stream utilized solely for the production of electricity. Consequently, Life Energy believes that secure markets can exist for some of the recycled products from the Biosphere Separator(TM).

Carbon Black and Pozzolanic Ash

The U.S. market for the use of Pozzolanic ash in road bed material, and cement and carbon black has a multitude of uses. These two sales markets could be profitable for Life Energy and its partners. There is an excellent possibility that total global demand for these products will increase by 3% annually through 2004.

The Biosphere Process System

The Biosphere Process, complete with additional optional modules, is most easily described in a format where it is operated using Municipal Solid Waste as a feedstock. However, the Biosphere Process System operates equally well as a micro-power generation system consuming any waste material, including agricultural or forestry surpluses or wastes, industrial or medical waste materials, or traditional fossil fuels.


        Biosphere Stages

The Biosphere Process System when operated on municipal solid waste takes place in five distinct stages.

Stage One: MSW Collected

     In stage one, municipal solid waste or sloppy gas is collected by the client and delivered to the facility.

Stage Two: MSW Sorted

     In stage two, municipal solid waste can be sorted to provide separation for plastics and rubber recovery; metals, glass, and aggregate recovery. This is an optional stage were the Biosphere can be set to recover any combination of the recoverable materials depending on the needs of the user.

     Typically, this sorting operation is at a rate of 30 Tons/hour during peak operating hours (9am through 4.30pm--thus, avoiding truck movements and municipal solid waste delivery at night). Each receiving line can separate municipal solid waste into two feedstock streams: comprising putrescible (organic) and non-putrescible (non-organic) materials. If operating at the typical rate (30 T/hr) at 80% capacity one receiving line should process sufficient municipal solid waste to power a system for a 24 hour period.

     Materials could be further sorted to allow plastics and rubber recovery before being shredded in advance of valuable metals recovery. If desired all of the recoverable aluminum and ferrous metals can be removed from the waste stream, using rotating trommels equipped with band magnets and hand-picking stations designed to achieve the maximum possible percentage recovery of these materials. Finally, glass, aggregates, concrete products, and sand could also be removed using a Biosphere Separator.




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


Stage Three: Residual Material Converted to Biosphere Flakes(TM)

     In stage three, all other residual material in the waste stream (as per agreed specifications with the client) is forced through a Biosphere Densifier(TM), which compacts the municipal solid waste into Biosphere Flakes at the rate of 30 Tons/hour; these flakes drive the Biosphere Process.

Stage Four: Biosphere Flakes Converted to Flux and Pozzolanic Ash

     In stage four, the Biosphere Flakes are converted into a 1832(degree)F - 3272(degree)F flux using a Biosphere Venturi(TM). The process is designed to produce a high value inert Pozzolanic ash, which is then recycled into concrete products for the building industry, thus ensuring 100% recycling of all municipal solid waste.

 Stage Five: Flux Used to Power Turbine

     In stage five, the 1832(degree)F - 3272(degree)F flux produced in stage four is used to power a gas turbine for micro-power generation. This heat then produces a by-product, electricity production. The electricity produced can be used to power local industry. To provide an electricity supply to all local schools and residents and facilitate the installation of computers in all schools, to be supplied by LETH at little or no cost.


                               Management Overview

Life Energy & Technology Holdings, Inc. is a U.S. Delaware Public company trading on the NASDQ OTC-BB (LETH) and on the Deutsche Borse in Frankfurt (DE:
LFT). Life Energy & Technology Holdings, Inc. has over 1,900 shareholders and maintains offices in Falls Church, VA.

Management

        Dr. Albert Reynolds, Chairman of the Board of Directors:

Dr. Reynolds, a former Prime Minister of the Republic of Ireland, started his career in the entertainment sector. He then later developed a number of food processing firms, which continue to serve international markets.

Following his successful business career, Dr. Reynolds was elected to the Irish Parliament in 1977 and held a number of Ministerial posts before serving as Prime Minister. A post to which he was elected on two occasions. He was a major architect of the Northern Island peace process and helped create the strong economic base that Ireland enjoys today. Dr. Reynolds has a distinguished track record of experience in the political and business spheres, including extensive diplomatic relationships in the Middle East and North Africa.

Dr. Reynolds was also nominated for a Nobel Peace Prize and holds many honorary degrees.

Dr. Christopher A. McCormack, President, Chief Executive Officer and Director:

Dr. McCormack has been President and Chief Executive Officer of Life Energy Technology Holdings Ltd. since December 4, 2000. In addition to his position with Life Energy, he is the Chief Executive Officer of Maxol & CB Biofuels and serves as a Strategic Management Consultant and Managing Director of McCormack Consultants, Dublin.

Dr. McCormack was educated at University College, Dublin, and the National University of Ireland, (B.Sc., 1st Class Hons, 1995, Ph.D., 1997). He is a postdoctoral alumnus of the University of California at Berkeley and holds an N.I.H.C. awarded by the National Institutes of Health, Bethesda MD. He is both a distinguished Fulbright Scholar and a Fogarty Fellow, with elected memberships to both the Physiological Society and the Association for Research in Vision and Ophthalmology.

In addition, Dr. McCormack has previously been commended by the Nuffield Foundation and the American Physiological

Society and is the author of over 100 technical and scientific contributions, including several patents for the production of ethanol as a green fuel alternative from biomass, surpluses and other waste materials.

Dr. McCormack's business experience stems from a firm commitment to the environment and an overriding conviction to socially responsible company development and management. He has previously been involved in and advised a number of environmentally-friendly companies promoting alternatives both to landfill and older unsustainable polluting technologies. In addition, he has advised and provides strategic planning to a number of publicly quoted international oil companies.

Dr. McCormack invented the DiGenter Process(TM) for BioEthanol(TM) production from biomass which was recognized by the Ford Motor Company as being of global significance (Dublin, September 1999). It was developed from his interests in extending and preserving finite fossil fuel resources while also re-mediating harmful environmental emissions and assisting fossil fuel preservation.

Dr. McCormack is also invented the Biosphere Process and has spearheaded its development. He simultaneously has led efforts examining potential competing technologies whilst the Biosphere Process was under development.

        Dr. Salim Ghafari, Company Secretary

Dr. Ghafari is a specialist in oil and gas operations, having served as an independent consultant to numerous oil and gas companies principally in the Middle East and North Africa from 1986 through 1993.

From 1993 to 1999 he worked for McCormack Consulting of Ireland as a specialist in oil and gas exploration. Dr. Ghafari received a Masters in Business Administration from Christian University of Beirut in 1986.

     James R. Callender, Sr. Oil & Gas Vice President

James R. Callender, Sr. has served as the President of ERHC from September 1998 and served as the Chief Executive Officer since 1996. Mr. Callander is the President and owner of Cal-Sons Co. Inc., a cattle ranch located in Louisiana, since November 1990.

From March 1997 to April 1997, he served as a Consultant to Forcenergy Inc., an independent oil and gas company.

From September 1996 to March 1997, Mr. Callender served as a Management Consultant to Arctic Recoil, Inc., a maker of high pressure well control units. He acted as an Investment Consultant to Coburn Inc., an oil field construction and heavy equipment operator, from February 1996 to September 1996.

From January 1993 to December 1995, Mr. Callender served as Chief Engineer to the Chief Executive Officer and Senior Consultant at Unocal Corp., a fully integrated energy resources company whose worldwide operations comprise many aspects of energy production. Until December 1992, he served as Drilling Manager of Worldwide Operations at Unocal Corp. Mr. Callender received a B.S. degree in Geology and Engineering from Louisiana State University in 1964.

Key Projects:

1.   Negotiated the Agreement between Sao Tome and Principe (DRSTP) and ERHC
2. Negotiated and signed the Technical Assistance Agreement between Exxon/Mobil and Sao Tome and Principe.
3.   Negotiated the Agreement for seismic between ERHC/DRSTP and Schlumberger
4. Assisted the Government of DRSTP in the filing of the Exclusive Economic Zone in the Gulf of Guinea.
5. Assisted the Government of DRSTP in it boundary dispute between Equatorial Guinea and Nigeria
6. Designed and supervised Unocal's first sub-sea drilled well in Gulf of Mexico.
7. Assisted in the design, construction, sea trials, and supervision of the first semi-submersible oil rig operated in the Gulf of Mexico by Unocal.
8. Supervised first offshore well drilled by Unocal utilizing Louis Record's Well Control Unit and Kick System for Blow-out control. Offshore, Texas.

9. Designed and functioned as Unocal's sole supervisor on the first well drilled by Unocal. Offshore, Texas.
10. Functioned as Unocal's supervisor working with "Red Adair" and "Boots & Coots" for Blow-out scenarios. Gulf of Mexico until 1972.
11.. Designed well and supervised first  drill-ship  operated by Unocal in lower
     Cook Inlet of Alaska.
12. Introduced "snow-makers" for ice road and ice pad construction on remote area exploratory wells in Southern Alaska. Technology extended drilling season markedly.
13. Designed, constructed and supervised Unocal's first remote all-season, Hercules supported exploratory drill site.
14. Designed, constructed and supervised first offshore Ice Island exploratory well drilled in Arctic Ocean (Beaufort Sea Ice Island).
15. Designed, constructed, and supervised first year-around, remote site, air-supported exploratory drilling pad north of the Arctic Circle.
16. Designed and supervised drilling of the first U.S. offshore Arctic exploratory well utilizing a drill-ship system in Beaufort Sea.
17. Recalled, from on-site at drill-ship in Arctic Ocean to supervise control of Grayling Blowout, Cook Inlet of Alaska.
18. Designed and supervised semi-submersible exploratory well, Offshore California (Platform Irene Discovery).
19. Supervisor for the development and field testing of Unocal's patented Horizontal and Extended Reach Drilling Technology.
20. Initiated and supervised development of Unocal's current well control technology and in-house training program.
21. Other numerous technological and drilling system developments, platforms, rig designs and specifications.

     Dr. Valeri Romanov

Dr. Valeri Romanov has Doctor of Science, Ph.D. in Technical Cybernetics. In the 1960's he was the Head of Project Designing Control Systems for Nuclear Submarines and Missiles, USSR.

From 1969 to mid 70s he was the Director of General Research and Computing Centre for Designing and Implementing State Systems for Quality Control and Computerized chnologies in Information Processing (Centre had branches throughout the USSR).

In the 1970's he was Chairman of WG-2 INFCO Committee for ISO creating Standards and Protocols for Computer & Information Technologies.

From 1970's to 1980s he was the Chief of Division of Central Party Committee of USSR; responsible for high state level information and management system. He was also the Chairman of USSR Commission for UN Environmental Program and Director of Moscow International Project Centre for Environmental Projects.

During 1970's to mid 80's: and from the end of the 1980's to present he has been the Director of several Joint Ventures between Russia, Germany, Italy and UK.

His publications include more than 40 scientific publications in the fields of Information and Computer Technologies, System Analysis, Mathematical Modeling, Environmental Sciences published in Russia, at European and World Conferences, and in Germany, Italy, France, Norway, and India.

He has lectured as a Professor at Academy of Social Sciences lecturing on Computer Technologies and Management of the Economy for Central Party Committee (Highest School for Top USSR Management).

His awards include many honorable prizes, state titles, and awards in USSR.

        Advisory Board:

Life  Energy  has  an  Advisory  Board,  which  brings  together   distinguished
world-wide leaders who complement the extraordinary management team, some sample members include:




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


David Kaunda (born April 28, 1924) was the president of Zambia from 1964 to 1991. A teacher and Headmaster at Lubwa School from 1943-1947, in 1950 he became secretary of the Northern Rhodesia African Congress and promoted to Secretary-General in 1953 when the organization was renamed the African National Congress (ANC). He broke from the ANC and formed the Zambia African National Congress (ZANC) in 1958. ZANC was banned in 1959 and Dr. Kaunda was arrested and imprisoned for a few months.

On his release he was made President of the newly formed United National Independence Party (UNIP). Dr. Kaunda ran as a UNIP candidate during the 1962 elections. As Minister of Local Government and Social Welfare, Kaunda established himself as the most influential African in the government.

The British government, tired of civil disobedience, granted independence in 1963 that was finalized October 24,1964. In the 1964 elections, UNIP had a sweeping victory and Kaunda was made Prime Minister of Northern Rhodesia and he remained in power untill 1991.

In the year 2000 he retired  from  political  life.  Kaunda has written  several
books,   including  Black  Government   (with  C.  M.  Morris,   1960)  and  the
autobiographical Zambia Shall Be Free (1962)

June Nichols Sweeney: Ms. Sweeney was the Regional Director of the U.S. Small Business Administration under President Ronald Reagan and Regional Deputy Administrator under President Bush. She held the second highest position for the Federal agency implementing programs to promote and expand small business. She has many honors and awards, including the Presidential Commendation from George Bush as well as the Presidential Quality and Management Award also from President George Bush. Robert E. Coakley: Mr. Coakley brings to Life Energy 21 years of experience as a professional staff person to the U.S. Congress. Among other accomplishments, Mr. Coakley spent 5 years as Executive Director of the Council on Regulation and Information, a non-profit association of big and small businesses, Universities, individuals, and numerous trade associations that specialized in engaging its membership in reducing the costs of federal regulations.





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